                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 7, 2000, relating to the financial statements and financial highlights which appears in the May 31, 2000 Annual Report to Shareholders of Primary Fund, U.S. Government Fund and U.S. Treasury Fund (three of the four portfolios constituting The Reserve Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
March 27, 2001